Exhibit 99.1

American Financial Group Reaffirms Earnings Guidance

and Discusses Balance Sheet Strength

CINCINNATI -- October 10, 2008 --American Financial Group, Inc. (NYSE/NASDAQ: AFG) reaffirms its previously issued core earnings guidance for 2008 of $3.90 to $4.10 per share. This guidance reflects better than expected results in our annuity businesses as a result of improved spreads between yields on investments and annuity crediting rates. These results will be partially offset by $23 million in after-tax hurricane losses in the third quarter. The Company expects third quarter core operating results between $0.95-$1.00 per share.

S. Craig Lindner and Carl H. Lindner III, Co-Chief Executive Officers, commented that, "These core operating results reflect the underlying strength of our businesses. In addition, AFG's financial leverage and the capital adequacy of AFG's insurance companies remain in line with the levels required for their current ratings and with the commitments made to the ratings agencies and disclosed to the market."

"Based upon our preliminary analysis, the decline in the values of certain securities will result in a non-core, after tax third quarter charge of approximately $0.80 - $0.90 per share for net realized losses on investments, including other than temporary impairments."

The Lindners added that, "We do not expect any material write-off of deferred acquisition costs ("DAC") in any of our annuity businesses for the year. AFG hedges its indexed annuities with highly matched, over-the-counter options, so its exposure in that line is minimal. Furthermore, since our variable business is relatively small, and since the Company has very few policies with living benefit or similar riders, we expect any DAC write-off in the variable segment to be immaterial. In addition, we continue to see higher earnings in our supplemental insurance business."

Full details of AFG's 3rd quarter results will be released after the close of the market on Monday, October 27, 2008. The earnings release will be available shortly thereafter on AFG's website at www.afginc.com. In conjunction with its earnings release, AFG will hold a conference call to discuss 2008 third quarter results at 11:30 a.m. (EDT) on Tuesday, October 28, 2008. Dial-in instructions will be provided in a subsequent press release.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in financial, political and economic conditions including changes in interest rates and any extended economic recessions or expansions, performance of securities markets, our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the residential mortgage market, especially in the subprime sector, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries, and other factors identified in our filings with the Securities and Exchange Commission.
Contact:	Visit:
American Financial Group, Inc	www.afginc.com
Anne N. Watson, Vice President - Investor Relations	www.GreatAmericanInsurance.com
513-579-6652

OR

Diane P. Weidner, Director - Investor Relations
513-369-5713

,